EXHIBIT 99.1

FOR IMMEDIATE RELEASE

   CAI WIRELESS SYSTEMS AND ADC TELECOMMUNICATIONS ANNOUNCE PLANS TO JOINTLY
                 DESIGN AND IMPLEMENT TWO-WAY WIRELESS SYSTEMS



      ALBANY, NY (February 3, 1997) - CAI Wireless Systems, Inc. (NASDAQ:CAWS)

today announced that it has entered into a memorandum of understanding with a leading telecommunications equipment manufacturer to pursue the design and implementation of fixed two-way broadband wireless communications systems for the transmission of video, voice and data using the Multichannel Multipoint

Distribution Services (MMDS) spectrum.

      CAI and ADC Telecommunications (NASDAQ:ADCT) of Minneapolis, MN, intend to jointly develop a fixed two-way broadband wireless test system using ADC's

Homeworx<trademark> platform and CAI's MMDS spectrum.  Subject to regulatory approval, they expect to begin testing the new system in Pittsburgh sometime during the first calendar quarter of 1997.

      Subject to the results of the tests in Pittsburgh, the companies also intend to deploy a demonstration system in the Boston market, where CAI received from the FCC last week, permanent fixed two-way authorization for 16 customer locations.  Further development would be the subject of a definitive written agreement yet to be negotiated.

      Today's announcement means that consumers may soon have more choices in how they purchase telecommunications services ranging from Internet access to subscription television.

      Wireless communications companies like CAI have traditionally used MMDS spectrum, which comprises microwave frequencies rather than traditional hard-

wired cable, to deliver video programming services.  CAI has been leading the

MMDS industry in seeking regulatory approval for expanded flexible use of MMDS spectrum for services like high-speed Internet and Intranet access, home shopping and banking, and subscription television alternatives to residential consumers and businesses.

      Company officials at CAI and ADC said the system under development is expected to support a broad array of video, voice and data communications services when completed.  These include wireless high capacity services, T-1 and fractional T-1 data services, BRI ISDN, PRI ISDN, and wireless multipoint video distribution.

      Vivek Ragavan, President of ADC's Broadband Communications Division said:

"We are very pleased to partner with an industry leader like CAI to help make

MMDS two-way wireless communications a viable option.  With our

Homeworx<trademark> platform and advanced OFDM modulation technology, ADC is well positioned to help shape the future of broadband wireless communications."

      Jeff Lynn, President of Information Transmission Systems Corp. (ITS), a

wholly owned subsidiary of ADC, said: "Combining the advanced digital modulation technology of ADC's Broadband Communications Division and the

digital MMDS leadership of ITS with the operations experience and spectrum capacity of CAI creates exciting opportunities for new digital networking services on MMDS."

      John J. Prisco, president of CAI, added: "The MMDS spectrum can offer consumers more choice in how they receive video, voice and data services.  Two-

way wireless communication should bring more competition into the marketplace;

a good thing for consumers."

      Prisco added that if appropriate FCC approvals are forthcoming, small and mid-sized businesses, which often cannot negotiate competitive service prices the way large corporations can, could be among the biggest beneficiaries of the introduction of fixed two-way wireless communications services.

      CAI will apply to the FCC for fixed two-way use authority in Pittsburgh,

Prisco said.  The Company has already received limited approvals from the FCC for similar developments in other markets, including permanent authorization in

Boston and developmental authorization in Hartford, CT.

      CAI is currently in negotiation with various service providers and equipment vendors to help deliver two-way MMDS transmission services in other markets.

      A leading developer of wireless communications technology and one of the nation's largest wireless cable companies, CAI is also currently testing high-

speed Internet access services in New York City and Rochester, NY.

      CAI operates six analog-based wireless systems in New York, Rochester,

and Albany, NY; Philadelphia; Washington, DC; and Norfolk/Virginia Beach, VA.

It also has a portfolio of MMDS channel rights in eight additional markets including Long Island, Buffalo and Syracuse, NY; Providence, RI; Hartford, CT;

Boston, MA; Baltimore, MD; and Pittsburgh, PA.  CAI also owns 52% of the common equity of CS Wireless Systems, Inc., a MMDS operator with markets located primarily in the southwestern region of the United States.

      ADC Telecommunications, Inc., Minneapolis, MN, is a leading global supplier of transmission and networking systems used to deliver voice, data and video services.  The company holds a preeminent market position in physical connectivity products for fiber-optic, twisted-pair, coaxial and wireless networks worldwide.  The Broadband Communications Division provides access transmission systems for broadband communications applications over fiber and hybrid fiber coax facilities.  ITS provides broadband wireless transmission systems, including wireless cable and broadband television systems.



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